Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements for Form S-3 for the Baylake Corp. Dividend Reinvestment Plan (333-118857), and on Form S-8 for the Baylake Corp. Stock Repurchase Plan (333-69103) and the Baylake Corp. 1993 Stock Option Plan (333-63913) filed under the Securities Act of 1933 of our report dated March 2, 2005 appearing in this Annual Report on Form 10-K of Baylake Corp. for the year ended December 31, 2004.

CROWE CHIZEK AND COMPANY LLC
/s/ Crowe Chizek and Company LLC

Oak Brook, Illinois
March 30, 2005